Exhibit 107.1

CALCULATION OF FILING FEE TABLES

424(h)

(Form Type)

Ally Auto Assets LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Asset- Backed Securities	Asset- Backed Notes	415(a)(6)	$886,460,000		$886,460,000			SF-3	333- 228265	February 22, 2019	$97,687.89
	Total Offering Amounts					$886,460,000
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)

The prospectus to which this Exhibit is attached is a preliminary prospectus for the related offering. This table relates to the payment of registration fees in connection with the Registration Statement of which this prospectus is attached (No. 333-262894).

(2)	Estimated solely for the purpose of calculating the registration fee.